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                                                                    Exhibit 23.3



The Board of Directors
Tegal Corporation:


We consent to incorporation herein by reference of our reports dated April 23, 1996, relating to the consolidated balance sheets of Tegal Corporation and subsidiaries as of March 31, 1996, and 1995, and the related consolidated statements of earnings, retained earnings, and cash flows for each of the years in the two-year period ended March 31, 1996, and the related consolidated financial statement schedule, which reports appear in the March 31, 1997, annual report on Form 10-K of Tegal Corporation and to the reference to our firm under the heading "Experts" in the prospectus.



/s/ KPMG Peat Marwick LLP
-------------------------

KPMG Peat Marwick LLP
Mountain View, California

May 4, 1998